As filed with the Securities and Exchange Commission on December 23, 1998
                                                         Registration No. 333-
________________________________________________________________________________
________________________________________________________________________________


                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549








                                     FORM S-3
                              REGISTRATION STATEMENT
                                      Under
                            The Securities Act of 1933

                           PLATINUM ENTERTAINMENT, INC.
              (Exact name of registrant as specified in its charter)

                          Delaware            36-3802328
    (State or other jurisdiction of              (IRS Employer Identification
     of incorporation or organization)            Number)

       2001 Butterfield Road, Downers Grove Illinois 60515, (630) 769-0033
           (Address of Principal Executive Offices including Zip Code)

                                  Steven Devick
       2001 Butterfield Road, Downers Grove, Illinois 60515, (630) 769-0033
            (Name, address and telephone number of agent for service)

                                    Copies to:
                              Matthew S. Brown, Esq.
                              Katten Muchin & Zavis
                            525 W. Monroe, Suite 1600
                             Chicago, IL  60661-3693
                                 (312) 902-5200
  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Actof 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ____________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                       CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
________________________________________________________________________________

 Title of securities   Amount to be  Proposed maximum Proposed   Amount of
 to be registered      registered    offering price   maximum    registration
                                     per share(2)     aggregate  fee
                                                      offering
                                                      price (2)
--------------------------------------------------------------------------------
  Common Stock, $.001  814,819       See Footnote 2   $5,220,138 $1,044
  par value (1)                      Below
--------------------------------------------------------------------------------

  (1) Pursuant to Rule 416 this Registration Statement also covers the number of shares issuable as a result of the antidilution adjustment provisions of the outstanding warrants.
  (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on December 17, 1998.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
  Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.



                            Preliminary Prospectus, dated December 23,  1998

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+  The information in this prospectus is not complete and may be changed.      +
+  We may not sell these securities until the registration statement is filed  +
+  with the Securities and Exchange Commission is effective. This prospectus   +
+  is not an offer to sell these securities and it is not soliciting an offer  +
+  to buy these securities in any state where the offer or sale is not         +
+  permitted.                                                                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

________________________________________________________________________________

                                     P R O S P E C T U S
________________________________________________________________________________




                                     814,819 Shares

                                     Common Stock

                                     ______________



       The 814,819 shares of common stock, $.001 par value, of Platinum Entertainment, Inc. covered by this prospectus may be sold from time to time by the stockholders listed in this prospectus under "Selling Stockholders," or their pledgees, donees, transferees or distributees, or their respective successors in interest. This prospectus relates to the shares that may be issued to the selling stockholders when they exercise their warrants and other certain shares of common stock held by certain selling stockholders that are currently restricted. We will not receive any proceeds from the sale of shares by the selling stockholders but we will receive the proceeds from the exercise of the warrants by the selling stockholders, unless the selling stockholders opt to exercise their warrants on a cashless basis. See "Use of Proceeds."

                                     PTET -- Nasdaq National Market



       INVESTING IN THE SHARES COVERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS THAT BEGIN ON PAGE 4 IN THIS PROSPECTUS.

       Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities,or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



                              _____________________




                                December 23, 1998

                                AVAILABLE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can read and copy such reports, proxy statements and other information at the Commission's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. You can obtain information on the operations of the Commission's Pubic Reference Room at 1-800-SEC-0330. The reports, proxy statements and other information that we file with the Commission electronically are available at the Commission's web site at
  http://www.sec.gov.   Our common stock is traded on the Nasdaq National
  Market. Reports, proxy statements and other information about us also may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

       We have filed with the Commission a registration statement on Form S-3 (which, together with all amendments and exhibits, is referred to in this prospectus as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus is only a part of the Registration Statement. For further information, you should refer to the Registration Statement which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission by the Company and are made a part of this prospectus:

    1. Our Annual Report on Form 10-K, as amended, for the fiscal year ended May 31, 1997.

    2. Our Transition Report on Form 10-K, as amended, for the period June 1, 1997 to December 31, 1997;

    3. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1997, as amended, November 30, 1997, as amended, March 31, 1998, as amended, June 30, 1998 and September 30, 1998;

    4. Our Current Reports on Form 8-K dated September 10, 1997, December 22, 1997 and March 13, 1998; and

    5. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

    All of the documents we have filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering made by this prospectus is deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded,to constitute a part of this prospectus.

     We will provide, without charge, to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person,a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests for such copies should be directed to our principal office:
  Platinum Entertainment, Inc., 2001 Butterfield Road, Downers Grove, Illinois 60515, Attention: Secretary (telephone: 630- 769-0033).

                                    RISK FACTORS

       Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference into this prospectus, before you decide whether to purchase shares of our common stock.

       Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "estimate" and "expect" or similar words. You should read statements that contain these words because they (1) discuss our future expectations, (2) contain projections of our future results of operations or of our financial condition, or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future,however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus,provide examples of risks,uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus or incorporated by reference into this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

  Historical Operating Losses
     We have experienced operating and net losses each fiscal year since
inception.   We may continue to incur operating and net losses.  Our future operating results depend on many factors, including demand for our products, the level of competition, our ability to acquire,develop and market new artists and products and the ability of our officers and key employees to manage our business and control costs.

  Management of Growth
     We have grown rapidly and we intend to continue growing in the future. Our rapid growth presents numerous challenges and places significant additional
pressure on our managerial, financial and other resources.   To manage such
growth it is necessary that we continue to implement and improve our operating systems, attract and train more qualified personnel, integrate acquired businesses and products, and expand our facilities. If we fail to effectively manage our growth, our business, operating results or financial condition could be materially adversely affected.

  Highly Competitive Market
     The recorded music industry is highly competitive. We face competition for discretionary consumer purchases of our products from other record companies and other entertainment companies, such as film and video companies. The market for pre-recorded music is dominated by five major record companies in the United States (Thorne EMI, Bertelsmann AG, Sony Corp., Time Warner, Inc. and Universal Music Group). Our ability to compete in this market depends largely on:
 . the skill and creativity of our employees and their relationships with artists;
 .  our ability to sign new and established artists and songwriters;
 .  the expansion and utilization of our catalog;
 .  the acquisition of licenses to enable us to create compilation packages;
 . the effective and efficient distribution our products; and . our ability to build upon and maintain our reputation for producing, licensing, acquiring, marketing and distributing high quality music.

     Results and the future success of our sales and marketing efforts through the Internet will be affected by existing competition and by additional entrants to the electronic commerce market. Many of our competitors have significantly longer operating histories, greater financial resources and larger music catalogs. We cannot assure that we will continue to compete successfully with our competitors in the future.

  Risks Inherent in the Recorded Music Industry
     The recorded music industry, like other creative industries, involves a substantial degree of risk. Each recording is an individual artistic work, and its commercial success is primarily determined by consumer taste, which is unpredictable and constantly changing. As a result, we cannot assure the financial success of any particular release, the timing of success or the popularity of any particular artist. We may be unable to generate sufficient revenues from successful releases to cover the costs of unsuccessful releases.

 Fluctuations In Our Quarterly Operating Results and Seasonality
     Our results of operations are subject to seasonal variations. In particular, our revenues and operating income are affected by end-of-the-year holiday sales. In accordance with industry practice, we record revenues for music products when the products are shipped to retailers. In anticipation of holiday sales, retailers purchase products from us prior to December. As a result, our revenues and operating income typically decline during December, January and February. In addition, timing of a new release may materially affect our business, financial condition and results of operations. For example, if releases planned for the peak holiday season are delayed, our business, financial results and operating results could be materially adversely affected.

  Risks Related To Our Distribution Systems
     We distribute pre-recorded music in various formats through traditional retail distribution and through the Internet. We also serve as a distributor for various third party music labels located in the United States and Europe.
  Our traditional retail channels are:

  . Platinum Distribution (our proprietary distribution system, formerly named Intersound Distribution)
  . Universal Music and Video Distribution (formerly named PolyGram Group Distribution, Inc.) ("Universal")
  .  Platinum Christian Distribution

       During the nine months ended September 30, 1998, sales generated by Platinum Distribution and Universal comprised 60% and 39%, respectively, of our total gross product sales. We cannot assure that we can maintain our relationship with Universal beyond the terms of our existing agreement, which will expire on December 31, 2002. We may be unable to establish a new agreement with Universal, or establish a substitute arrangement with one or more of the major distributors in the industry on favorable terms. In such event, our business, results of operation and financial condition may be materially adversely affected.

       We also sell our products through the Internet through our website PlatinumCD.com. Revenues from PlatinumCD.com are not currently a significant part of our business. The future success of on-line sales and marketing efforts cannot be adequately determined at this time, particularly due to the short history of the electric commerce market and the challenges to the protection of music files transmitted through the Internet. Results will also be affected by existing competition and by additional entrants to the market, many of whom may have substantially greater resources.

  Risks Associated with Product Returns
     Our products are sold on a returnable basis which is standard music industry practice. We set reserves for future returns of products estimated based on return policies and experience. We expect that our actual return experience will be within standard industry parameters. However, we may experience an increase in returns over our established reserves. If this occurs our business, results of operations and financial condition could be materially adversely affected.

  Risks Related To Our Licensing Activity
     We license the rights to numerous master recordings and compositions from third parties for recording and re-recording of music to produce compilations and to expand  of our catalog.  We also seek to license the rights to our master recordings and compositions to third parties for use in albums, films, and televisions programs for a royalty or a flat fee.  These cross-licensing arrangements are generally made possible by existing industry practices based on reciprocity.  If these practices change, we cannot assure that we will be able
to obtain licenses from third parties on satisfactory terms, or at all, and our business, financial condition and operating results, particularly with respect to compilation products, could be materially and adversely affected.

  Risks Related To Our Acquisition Strategy
     While we are not currently a party to any agreements or understandings for any material acquisitions, we expect to continue to seek to acquire master recordings, music publishing rights and other record companies. Acquisitions involve risks that could cause our actual growth to differ from our expectations. For example:

    . We may not be successful in identifying attractive acquisitions. We compete with other companies to acquire master recordings, music publishing rights and other record companies. We expect that this competition will continue, which may inhibit our ability to complete suitable acquisitions on favorable terms.

    . We may issue equity securities in future acquisitions that could be dilutive to our shareholders. We also may incur additional debt and amortization expense related to music catalog, publishing rights and other intangible assets we may acquire. This additional debt and amortization expense may materially adversely affect our business, financial condition and results of operations. In addition, acquisitions will require the consent of our current lender and certain financial covenants in our credit agreement may limit our ability to incur debt in connection with acquisitions.

    . We may be unable to successfully integrate acquired businesses and realize anticipated economic, operational and other benefits in a timely manner. If we are unable to successfully integrate acquired businesses, product lines and personnel, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, efforts to integrate or failure to successfully integrate acquisitions may divert management's attention from our existing business and may damage our relationships with our key employees and customers.

  Dependence on Key Personnel
   Our success depends largely on the skills, experience and efforts of our executive officers and key employees, especially our Chairman, President and Chief Executive Officer, Steven Devick. The loss of the services of Mr. Devick or other members of our senior management, could materially adversely affect our business, financial condition or results of operations. In addition, in large part, our success will depend on our ability to attract and retain qualified management, marketing and sales personnel. We experience competition for qualified personnel with other companies and organizations. Our inability to hire or retain qualified personnel could have a material adverse effect on our business, financial condition or results of operations. We have entered into employment agreements with certain members of our senior management team, including Mr. Devick, Douglas C. Laux, Chief Financial Officer, Thomas R. Leavens, General Counsel, Bryan Hadley,Executive Vice President and Lynne Hoffman-Engel, Executive Vice President. We also maintain a key man life insurance policy in the aggregate of $10 million on the life of Mr. Devick.


  Year 2000 Risks

     Many existing computer programs use only two digits (rather than four) to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000.

     We are currently working to resolve, but have not completed, an assessment of our Year 2000 issues. Until we have completed our review of the significant software and equipment used in our business operations, and the operations of our key business partners, we cannot be sure that our efforts to address Year 2000 issues are appropriate, adequate or complete.
     Based on our current assessment of our Year 2000 issues, we may face the following concerns:

     . We are dependent on personal computer systems for internal electronic information processing. To bring our systems into Year 2000 compliance we have spent approximately $180,000 since January 1, 1998, and intend to spend an additional $20,000 by July 31, 1999, to replace existing hardware and software.
     . We are currently operating two independent financial accounting software packages - one in our Downers Grove, Illinois location and the other in our Alpharetta, Georgia location; our Alpharetta location also houses our distribution system. We upgraded the software package used in our
        Downers Grove location with software that is Year 2000 compliant.   We
        intend to replace the financial and distribution software packages in our Alpharetta location with software that is Year 2000 compatible. We have spent approximately $216,000 on software since January 1, 1998 and expect to spend an additional $30,000 on software for our systems by July 31, 1999. We have also paid $387,000 in consulting services since January 1, 1998 and expect to spend an additional $200,000 on consulting services by July 31, 1999. If the new software in our Alpharetta location is not operational by March 31, 1999, we intend to use our existing financial software in our Downers Grove location for all of our financial accounting. We intend to modify our existing distribution software to be Year 2000 compatible at no material incremental cost. In either case, we are planning to be Year 2000 compliant by July 31, 1999.

     . We are currently assessing the state of readiness for Year 2000 of our material vendors, suppliers, customers and other material third parties. This assessment is not complete. We expect to have this assessment completed by March 31, 1999. If any of our material vendors, suppliers or customers, particularly our third party distributor Universal, has a serious Year 2000 problem, we could experience a loss of revenues from their operations and/or incur a significant amount of expenses.

     As a result of these Year 2000 issues, we may suffer the following consequences:

     . We may experience a significant number of operational inconveniences and inefficiencies for us and our customers that may divert our time and attention and financial and human resources from our ordinary business activities.

     . We may suffer serious systems failures that may require significant efforts by us or our customers to prevent or alleviate material business disruptions.

     . We may be in default of a number of agreements, including our credit agreement, if we fail to respond to our Year 2000 issues in a timely manner.

     . We may experience significant loss of revenues or incur a significant amount of unanticipated expenses.

  Anti-Takeover Considerations
     Our Certificate of Incorporation and Bylaws and Delaware law contain provisions that may delay, defer or inhibit a future acquisition of us not
approved by the Board of Directors.   This could occur even if our shareholders
are offered an attractive value for their shares or if a substantial number or even a majority of our shareholders believe the takeover is in their best interest. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the consent of the Board of Directors. These provisions include: (1) limitations on our stockholders' ability to nominate directors or act by written consent, (2) a staggered Board of Directors and (3) the ability of the Board of Directors to issue shares of preferred stock with such designations, powers, preferences and rights as it determines, without any further vote or action by our shareholders. These provisions also could discourage bids for your shares of common stock at a premium and have a material adverse effect on the market price of your shares. Also, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute.

  Volatility of Our Stock Price
     Our common stock is traded on the Nasdaq National Market. The market price of our common stock has historically been volatile. We believe the market price of our common stock could fluctuate substantially, based on a variety of factors, including quarterly fluctuations in results of operations, timing of product releases, announcements of new products and acquisitions or acquisitions by our competitors, changes in earnings estimates by research analysts, and changes in accounting treatments or principles. The market price of our common stock may be affected by our ability to meet or exceed analysts' or "street" expectations, and any failure to meet or exceed such expectations could have a material adverse effect on the market price of our common stock. Furthermore, stock prices for many companies, particularly entertainment companies, fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations and general economic, political and market conditions, such as recessions or international currency fluctuations and demand for our products, may adversely affect the market price of our common stock.

                                     THE COMPANY

  Overview

    Our primary business is the production, distribution, marketing and sale of music. Our pre-recorded music products include new releases, typically by artists established in a particular genre, as well as compilations featuring various artists and repackagings of previously recorded music from our master
music catalog and under licenses from third party record companies.   We sell
music products, including compact discs, cassettes, and digital versatile discs
(DVDs) mainly to retailers and wholesalers in the United States and through licensees internationally. We currently release pre-recorded music in a variety of genres including Classical, Urban, Adult Contemporary, Blues, Gospel and Country and on a variety of music labels including Intersound Classical, River North, House of Blues, CGI Records and Platinum.

    Expansion and exploitation of our music catalog and publishing rights is an integral part of our business and growth strategy. We currently own or control a music catalog with more than 13,000 master recordings and constantly add to the catalog through strategic and complementary acquisitions, as well as through the signing of established artists with a history of album sales and new artists. We also target the producers of film, television and video projects as potential licensees of our proprietary and controlled recordings.

 We have released music by established artists including, The Beach Boys, Peter Cetera, John Denver, Dionne Warwick, the Blues Brothers, The Band, Roger Daltry, Taylor Dayne, Juice Newton, Phoebe Snow, Taj Mahal, Luther Allison and Otis
Rush. Through the acquisition of Intersound, Inc. in January 1997, we expanded our artist roster with artists such as the Bellamy Brothers, Eddie Rabbitt, Crystal Gayle, and Kansas, and established Classic R&B artists such as George Clinton, Lakeside, Cameo and the Dazz Band. We have also released Blues compilations that are products of our joint venture with House of Blues Records, Inc. and compilations in the Urban genre, including a Billboard Top 200 Best Selling Album.

    We have positioned our company as a market leader in the Gospel market with Top 10 albums by William Becton, James Hall and Vickie Winans (Billboard's Top Gospel Album chart), a genre that expanded its sales by more than 30% in 1996 and 1997. Our music catalog also contains master recordings by other best selling Gospel music acts such as The Winans, Andrae Crouch and Walter Hawkins. Through our acquisition of Intersound Inc., we expanded our Gospel roster to include Vickie Winans and the Mighty Clouds of Joy, each of whom earned nominations for a Grammy Award and a Stellar Award. Recent releases on our Gospel label include albums by artists such as Witness, Walt Whitman and the Soul Children of Chicago and GMWA Mass Choir.

    We have also enjoyed success in the Classical market. In 1998, Billboard named Intersound the No. 1 Top Budget Classical Label of the year and also named Intersound artist, John Bayless, as the No. 1 Top Budget Classical Artist of the year and The Nutcracker Christmas the No. 1 Top Budget Classical Album of the year.

    We distribute our products through traditional retail channels and through the Internet. On October 1, 1998, we launched our website www.PlatinumCD.com. which allows consumers to buy music in four distinct ways:

 . www.PlatinumCD.com allows customers to create customized CD compilations on a "burn and mail" basis, with consumers selecting individual tracks that will be recorded to their own unique compact disc and shipped to them within 48 hours through musicmaker.com, the first and largest custom CD and music download resource on the Internet. We have an equity interest, a licensing and profit-sharing arrangement with musicmaker.com for these sales.

 . www.PlatinumCD.com allows customers to create customized CD compilations through musicmaker.com by downloading "Liquid Tracks" created by Redwood City, California-based, Liquid Audio, to a customer's personal computers. These digital audio files can then be transferred from the computer to a customer's own CD-Recordable device. We have an equity interest, a licensing and profit-sharing arrangement with musicmaker.com for these sales.

 . www.PlatinumCD.com allows customers to purchase CDs manufactured by our various music labels for home delivery at discount prices. We fulfill these sales through Platinum Distribution, our proprietary distribution system.

 . www.PlatinumCD.com gives customers access to hundreds of thousands of commercially available titles, via our affiliation with Amazon.com. We receive referral revenues from the sale of such titles.

     The Company was incorporated in Delaware in 1991. Our principal executive offices are located at 2001 Butterfield Road, Suite 1400, Downers Grove, Illinois 60515, and our telephone number is (630) 769-0033.

  Recent Developments

       None.


  USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of shares of common stock covered by this prospectus. All of the proceeds will be received by the selling stockholders. See "Selling Stockholders." If and when any of the warrants are exercised and the shares of common stock are issued to the selling stockholders, we will receive the proceeds from the exercise of their warrants, unless the selling stockholders opt to exercise their warrants on a cashless basis. If all of the selling stockholders exercise their warrants for cash, we will receive $2,815,086.00; provided, however, that the exercise price of warrants held by Platinum Venture Partners II,L.P. may be subject to change. The per share exercise price of the common stock underlying such warrants is equal to the lesser of (i) $6.25 and (ii) 82.5% of the average of the daily closing price per share of common stock of the Company for the 30 consecutive trading days following the public release by the Company of its consolidated earnings statement for the 1998 fiscal year. We will use such proceeds for working capital and other general corporate purposes.

                                SELLING STOCKHOLDERS

   The following table sets forth, as of December 23, 1998, certain information regarding the beneficial ownership of the Company's common stock by each selling stockholder, both before this offering and as adjusted to reflect the sale of the shares of common stock. The shares offered hereby may be offered from time to time in whole or in part by the selling stockholders, their pledgees, donees, transferees or distributees, or their respective successors-in-interest. Except where otherwise noted, each person named in the following table has, to our knowledge, sole voting and investment power with respect to the shares shown as beneficially owned by such person.

                     Beneficial Ownership Prior    Number       Beneficial
                     to Offering                   of Shares    Ownership
                                                   Offered (1)  After
                                                                Offering(2)
                     ----------------------------              ---------------
                     Number of            Percent              Number  Percent
                     Shares                                    of
                                                               Shares
                     ----------           -------   -------    ------- -------
  Bank of Montreal   235,366(3)           3.7       235,366      -        -
  PPM America
  Special Investments
  Fund L.P.          23,206(3)            *         23,206       -        -
  Platinum Venture
  Partners II,  L.P. 450,000(4)(5)        6.8       450,000      -        -
  PLATINUM
  technology, inc.   53,192(6)(7)        *         53,192        -        -
  Tring
  International Plc  53,055(8)           *         53,055        -        -

  __________________
  *  Less than 1%.
(1) Represents the maximum number of shares that may be sold by each of the selling stockholders pursuant to this prospectus.

(2) Assumes the selling stockholders sell all of their shares pursuant to this prospectus. The selling stockholders may sell all or part of their shares.

(3) Represents shares issuable upon the exercise of vested warrants, which were issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act in connection with a loan made to the Company by the selling stockholder. A portion of the original warrant issued to Bank of Montreal dated January 31, 1997 was assigned to PPM of America Investments Fund, L.P. on April 23, 1997.

(4) Represents shares issuable upon the exercise of vested warrants, which were issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act pursuant to an Investment Agreement, dated October 12, 1998 as amended October 28, 1997, October 30, 1997, and November 26, 1997.

(5) Steven Devick, Chief Executive Officer and President of the Company, is an executive officer of the general partner Platinum Venture Partners II, L.P. ("PVP II"). In such capacity, Mr. Devick may be deemed a beneficial owner with respect to common stock of the Company held by PVP II. Mr. Devick claims beneficial ownership of 56,250 shares of common stock underlying the warrant to purchase common stock held by PVP II. Mr. Devick disclaims beneficial ownership of the remaining 337,500 shares of common stock underlying the warrant to purchase common stock held by PVP II. Andrew Filipowski, a director of the Company, is the President and Chief Executive Officer, a sole director and a stockholder of the general partner of PVP II. In such capacities, Mr., Filipowski may be deemed the beneficial owner with respect to common stock held by PVP II. Mr. Filipowski claims beneficial ownership of 56,250 shares of common stock underlying the warrant to purchase common stock held by PVP II. Mr. Filipowski disclaims beneficial ownership of the remaining 337,500 shares of common stock underlying the warrant to purchase common stock held by PVP II.

(6) Represents shares issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act for consulting services rendered from February 28, 1998 through August 29, 1998.

(7) Mr. Filipowski, a director of the Company, is the Chief Executive Officer and President of PLATINUM technology, inc. ("Platinum Tech"). In such capacity Mr. Filipowski may be deemed a beneficial owner of common stock held by Platinum Tech. Mr. Filipowski disclaims beneficial ownership of the common stock of the Company held by Platinum Tech.

(8) Represents shares issued to this selling stockholder in transactions exempt from the registration requirements of the Securities Act pursuant to a Purchase Agreement, dated June 29, 1998, effective July 23, 1998 whereby we purchased certain assets from this selling stockholder.

                                PLAN OF DISTRIBUTION

     Any or all of the shares covered by this prospectus may be sold from time to time by the selling stockholders, their pledgees, donees, transferees or distributees, or their respective successors-in-interest. The selling stockholders may sell all or a portion of the shares held by them from time to time while the registration statement of which this prospectus is a part remains effective. The aggregate proceeds to the selling stockholders from the sale of shares offered by the selling stockholders hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the selling stockholders will sell any or all of the shares offered hereby.

     The selling stockholders may sell the shares on the Nasdaq National Market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus, (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (d) privately negotiated transactions and
(e) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders (or, if any such broker or dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Brokers and dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker or dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker's or dealer's commitment to such selling stockholder. Brokers and dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other brokers and dealers, including transactions of the
nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above.  The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus.

     In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker and dealers or other financial institutions. In connection with such transactions, broker and dealers or other financial institutions may engage in short sales of the Company's common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with brokers and dealers or other financial institutions which require the delivery to such broker or dealer or other financial institution of shares offered hereby, which shares such broker or dealer or other financial institution may resell pursuant to this prospectus. The selling stockholders may also pledge shares to a broker or dealer or other financial institution, and, upon a default, such broker or dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus.

     The selling stockholders and any broker or dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker or dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

       Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not bid for or purchase shares of our common stock during a period which commences one business day prior to such person's participation in the distribution, subject to certain exceptions, including passive market making activities.

       The Company is responsible for the expenses incident to the offering and sale of the shares (other than commissions, discounts and fees of underwriters, dealers or agents) in accordance with the agreements pursuant to which registration rights were granted to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                    LEGAL MATTERS
     Certain legal matters with respect to the validity of the shares will be passed upon for us by Katten Muchin & Zavis, Chicago, Illinois.

                                       EXPERTS
     The consolidated financial statements of Platinum Entertainment, Inc., as of December 31, 1997 and May 31, 1997 and 1996, and the related seven month period ended December 31, 1997 and each of the three years ended May 31, 1997, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon incorporated by reference herein.

-------------------------------------------      -------------------------------
--------------------------------------------     -------------------------------

    We have not authorized any dealer,
salesman or other person to give any
information or to make any representation               814,819 Shares
not contained in or incorporated by
reference to this prospectus. This prospectus
does not constitute an offer, or a
solicitation of an offer to buy the shares              Common Stock
by anyone in any jurisdiction in which such
offer or solicitation is not authorized, or
in which the person making the offer or
solicitation is not qualified to do so, or to
any person to whom it is unlawful to make such
offer or solicitation. Under no circumstances
shall the delivery of this prospectus or any
sale made pursuant to this prospectus, create
any implication that the information contained
in this prospectus is correct as of any time
subsequent to its date.
                                                    ________________________

               ________________                        P R O S P E C T U S
                                                    ________________________




                 TABLE OF CONTENTS
                                Page

  AVAILABLE INFORMATION         2
  INCORPORATION OF CERTAIN DOCUMENTS
    BY REFERENCE                3
  RISK FACTORS                  4
  THE COMPANY                   9
  USE OF PROCEEDS               10
  SELLING STOCKHOLDERS          11
  PLAN OF DISTRIBUTION          13
  LEGAL MATTERS                 14
  EXPERTS                       14
                                                        December 23, 1998

-----------------------------------------      ---------------------------------
-----------------------------------------      ---------------------------------

                                       PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
     Set forth below is an estimate of the approximate amount of fees and expenses payable in connection with the issuance and distribution of the Common Stock pursuant to the Prospectus contained in this Registration Statement. The Company will pay all of these expenses.

Securities and Exchange Commission registration fee      $1,044
Accountants fees and expenses                            $4,000
Legal fees and expenses                                  $5,000
Miscellaneous expenses                                   $1,000
                                                         -------
          Total                                          $11,044
                                                         -------
                                                         -------

Item 15.  Indemnification of Directors and Officers.
     Article IX of the Company's Third Amended and Restated Certificate of Incorporation provides that we shall indemnify our directors to the full extent permitted by the Delaware General Corporation Law and may indemnify our officers to such extent, except that we shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by us without our prior written consent. With the approval of our stockholders, we have entered into indemnity agreements with each of our directors and certain of our officers. These agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms.

     In addition, Article X of the Company's Third Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

Item 16.  Exhibits.

4.1 Third Amended and Restated Certificate of Incorporation of the Company, as amended (Incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1997 ("November 1997 10-Q").

4.2 Amended and Restated By-laws of the Registrant, as amended (Incorporated by reference to Exhibit 3.2 to the November 1997 10-Q).

4.3 Specimen stock certificate representing Common Stock (Incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-1 SEC File No. 33-80357).

4.4  Warrant to purchase shares of common stock issued to Bank of Montreal dated
January 31, 1997.  (Incorporated by reference to the Current Report on Form 8-K
filed with the Commission on February 18, 1997).

4.5 Warrant to purchase shares of common stock issued to PPM America Special Investments Fund L.P. dated April 23, 1997.

4.6 Warrant to purchase 315,000 shares of common stock issued to Platinum Venture Partners, II L.P. dated December 12, 1997. (Incorporated by reference to Exhibit 4.1 to the November Q).

4.7 Warrant to purchase 135,000 shares of common stock issued to Platinum Venture Partners, II L.P. dated December 12, 1997. (Incorporated by reference to Exhibit 4.1 to the November Q).

5    Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).

23.1 Consent of Ernst & Young LLP.

23.2 Consent of Katten Muchin & Zavis (included in Exhibit 5).

24   Power of Attorney (included on the signature page to this Registration
Statement).



  Item 17.  Undertakings

  (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h)  Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and our controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or our controlling person in the successful defense of any action, suit
or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and we have duly caused this Amendment to the Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on December 23, 1998.

                                Platinum Entertainment, Inc.

                                By: /s/ STEVEN DEVICK
                                      Steven Devick

                                      Chairman, President and Chief Executive
                                Officer

  POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Steven Devick and Douglas C. Laux, and both of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on this 23rd day of December, 1998.
  Signature           Title

/s/ STEVEN DEVICK             Chairman, President, and Chief Executive Officer
Steven Devick                 Officer

/s/ DOUGLAS C. LAUX           Chief Financial Officer and a Director
Douglas C. Laux

/s/DAVID BAUMAN               Director
David Bauman

/s/MICHAEL P. CULLINANE      Director
Michael P. Cullinane

/s/CRAIG J. DUCHOSSOIS        Director
Craig J. Duchossois

/s/ ANDREW J. FILIPOWSKI      Director
Andrew J. Filipowski

/s/ CARL D. HARNICK           Director
Carl D. Harnick

/s/GEOFFREY HOLMES            Director
Geoffrey Holmes

                              Director
Paul L. Humenansky

/s/ROBERT J. MORGADO          Director
Robert J. Morgado

/s/MARK J. SCHWARTZ           Director
Mark J. Schwartz